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                                                                    Exhibit (12)

                          [Ropes & Gray LLP Letterhead]


                                     [DATE]


[Acquired Portfolio]
Metropolitan Series Fund, Inc.
501 Boylston Street
Boston, MA 02116

[Acquiring Portfolio]
Metropolitan Series Fund, Inc.
501 Boylston Street
Boston, MA 02116

Ladies and Gentlemen:

     We have acted as counsel in connection with the Agreement and Plan of Reorganization dated [DATE], (the "Agreement") between Metropolitan Series Fund, Inc., a Maryland corporation on behalf of [Acquiring Portfolio] ("Acquiring Fund") and on behalf of [Acquired Portfolio] ("Target Fund"). The Agreement describes a transaction (the "Transaction") to occur today, pursuant to which Acquiring Fund will acquire substantially all of the assets of Target Fund in exchange for shares of beneficial interest in Acquiring Fund (the "Acquiring Fund Shares") and the assumption by Acquiring Fund of all of the liabilities of Target Fund following which the Acquiring Fund Shares received by Target Fund will be distributed by Target Fund to its shareholders in liquidation and termination of Target Fund. This opinion as to certain U.S. federal income tax consequences of the Transaction is furnished to you pursuant to Sections 7.2 and
8.5 of the Agreement. Capitalized terms not defined herein are used herein as defined in the Agreement.

     Target Fund and Acquiring Fund are series of Metropolitan Series Fund, Inc., which is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company. Shares of Target Fund are redeemable at net asset value, less any applicable sales charges, at each shareholder's option. Target Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Internal Revenue Code of 1986, as amended (the "Code"). Shares of Acquiring Fund are redeemable at net asset value at each shareholder's option. Acquiring Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Code.

     For purposes of this opinion, we have considered the Agreement relating to the Transaction (including the items incorporated by reference therein), and such other items as we have deemed necessary to render this opinion. We have assumed for purposes of this opinion that the Transaction will be effected in accordance with the Agreement. In addition, you have provided us with letters dated as of the date hereof, representing as to certain facts, occurrences, and information upon

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[Acquired Portfolio]
[Acquiring Portfolio]                  -2-                                [DATE]

which you have indicated that we may rely in rendering this opinion (whether or not contained or reflected in the documents and items referred to above).

     Based on the foregoing representations and assumption and our review of the documents and items referred to above, we are of the opinion that for U.S. federal income tax purposes:

     (i) The Transaction will constitute a reorganization within the meaning of Section 368(a) of the Code, and Acquiring Fund and Target Fund each will be a "party to a reorganization" within the meaning of
            Section 368(b) of the Code;

     (ii) Under section 1032 of the Code, no gain or loss will be recognized by Acquiring Fund upon the receipt of the assets of Target Fund in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of the liabilities of Target Fund;

     (iii) Under section 362(b) of the Code, the basis in the hands of Acquiring Fund of the assets of Target Fund transferred to Acquiring Fund in the Transaction will be the same as the basis of such assets in the hands of Target Fund immediately prior to the transfer;

     (iv) Under section 1223(2) of the Code, the holding periods of the assets of Target Fund in the hands of Acquiring Fund will include the periods during which such assets were held by Target Fund;

     (v) Under section 361 of the Code, no gain or loss will be recognized by Target Fund upon the transfer of Target Fund's assets to Acquiring Fund in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of the liabilities of Target Fund, or upon the distribution of Acquiring Fund Shares by Target Fund to its shareholders in liquidation;

     (vi) Under section 354 of the Code, no gain or loss will be recognized by Target Fund shareholders upon the exchange of their Target Fund shares for Acquiring Fund Shares;

     (vii) Under section 358 of the Code, the aggregate basis of Acquiring Fund Shares a Target Fund shareholder receives in connection with the Transaction will be the same as the aggregate basis of his or her Target Fund shares exchanged therefor;

     (viii) Under section 1223(1) of the Code, a Target Fund shareholder's holding period for his or her Acquiring Fund Shares will be determined by including the period for which he or she held the Target Fund shares exchanged therefor, provided that he or she held such Target Fund shares as capital assets; and

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[Acquired Portfolio]
[Acquiring Portfolio]                -3-                                  [DATE]

     (ix) Acquiring Fund will succeed to and take into account the items of Target Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Regulations thereunder.

     Our opinion is based on the Code, Treasury Regulations, Internal Revenue Service rulings, judicial decisions, and other applicable authority, all as in effect on the date of this opinion. The legal authorities on which this opinion is based may be changed at any time. Any such changes may be retroactively applied and could modify the opinions expressed above.

     We hereby consent to the filing of this opinion as an exhibit to the Proxy/Prospectus Statement of Acquiring Fund and Target Fund. In giving such consent, we do not thereof admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.


                                                        Very truly yours,


                                                        Ropes & Gray LLP